Exhibit 4.10 DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 DESCRIPTION OF COMMON STOCK General

Dividends and Other Payments

Other Provisions

DESCRIPTION OF PREFERRED STOCK General

Summary of Key Terms of Outstanding Preferred Stock Preferred Series Annual Dividend Rate Cumulative Dividend Conversion Rate Voting Right (Based on Conversion Rate) Liquidation Value per Share Redeemable Description of Depositary Shares Dividends and Other Payments

Series B Preferred Stock Dividends Series O, Series P, Series R and Series S Preferred Stock Dividends

Redemption by PNC

Voting Right to Elect Two Directors upon Nonpayment of Dividends.

Voting Rights under Pennsylvania Law. Series B Preferred Stock Voting Series O, Series P, Series R and Series S Preferred Stock Voting.

Liquidation of PNC Redemption by PNC Series B Preferred Stock Redemption Series O, Series P, Series R and Series S Preferred Stock Redemption

Conversion Series B Preferred Stock Series O, Series P, Series R and Series S Preferred Stock Conversion DESCRIPTION OF DEPOSITARY SHARES

    Dividends and Other Distributions Redemption of Depositary Shares Voting the Preferred Stock

Conversion of Preferred Stock Amendment and Termination of the Deposit Agreement Charges of Depositary Resignation and Removal of Depositary Miscellaneous